Exhibit 8.1

Subsidiaries of AudioCodes Ltd.

AudioCodes Inc.

AudioCodes National Inc.

AudioCodes UK Ltd.

Nuera Communications Singapore Pte Ltd.

AudioCodes Singapore Pte Ltd

AudioCodes Europe Ltd.

AudioCodes Brasil Equipamentos de Voz sobre IP Ltda

AudioCodes Korea Co. Ltd.

AudioCodes Germany GmbH

AudioCodes Argentina SA

AudioCodes India Private Ltd.

AudioCodes Russ Ltd.

AudioCodes France SAS

AudioCodes Japan K.K.

AudioCodes Mexico S.A. DE C.V.

AudioCodes Hong Kong Limited

AudioCodes Italy S.r.l

Nuera communications Inc.

CTI Squared Ltd.

CTI Squared Inc.